Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Prices Public Offering of Common Stock

Saint Paul, Minn., April 16, 2010 ─ Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the pricing of its underwritten public offering of 798,000 shares of newly-issued common stock at $12.25 per share before underwriting discounts and commissions under its shelf registration statement that became effective on December 15, 2009.  The offering is expected to close on or about April 21, 2010, subject to customary closing conditions.

Image Sensing Systems intends to use the approximately $8.9 million in anticipated net proceeds for general corporate purposes, including acquiring or investing in businesses, products or technologies.

Wedbush Securities Inc. is serving as the sole book-running manager for the offering and Craig-Hallum Capital Group LLC is acting as co-manager for the offering.

The offering is being made pursuant to Image Sensing Systems’ effective registration statement filed with the Securities and Exchange Commission (“SEC”), including a prospectus and a related prospectus supplement.  Copies of the final prospectus supplement and accompanying prospectus may be obtained from Wedbush Securities Inc., One Bush Street, Suite 1700, San Francisco, California  94104, or by calling (415) 273-7307.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Image Sensing Systems

Image Sensing Systems, Inc. is a technology company focused on infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets.

Safe Harbor Statement:  Statements made in this release concerning the Company’s intended use of proceeds are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, those contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.